NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
October 29, 2019		First Citizens BancShares
919.716.2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR THIRD QUARTER 2019
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) reported strong earnings for the third quarter of 2019, according to Frank B. Holding, Jr., Chairman of the Board. Key results for the quarter ended September 30, 2019, are presented below:

THIRD QUARTER RESULTS

Q3 2019	Q3 2018	Q3 2019	Q3 2018	Q3 2019	Q3 2018	Q3 2019	Q3 2018
$124.8	$117.3	$11.27	$9.80	1.32%	1.33%	13.83%	13.41%
Net income (in millions)		Net income per share		Return on average assets		Return on average equity

YEAR-TO-DATE (YTD) RESULTS

YTD 2019	YTD 2018	YTD 2019	YTD 2018	YTD 2019	YTD 2018	YTD 2019	YTD 2018
$355.5	$310.8	$31.50	$25.91	1.29%	1.20%	13.41%	12.22%
Net income (in millions)		Net income per share		Return on average assets		Return on average equity

THIRD QUARTER HIGHLIGHTS

Net income
Net income for the third quarter of 2019 totaled $124.8 million, an increase of $7.5 million, or 6.4% compared to the same quarter in 2018. Net income per share increased $1.47, or 15.0%, to $11.27 in the third quarter of 2019, from $9.80 per share during the same quarter in 2018.

Return on average assets and equity
Return on average assets for the third quarter of 2019 was 1.32%, essentially unchanged from the same quarter in 2018. Return on average equity for the third quarter of 2019 was 13.83%, an improvement of 42 basis points over the same period of 2018.

Net interest income and net interest margin
BancShares reported total net interest income of $336.4 million for the third quarter of 2019, an increase of $29.1 million, or 9.5% compared to the same quarter in 2018. The taxable-equivalent net interest margin (NIM) was 3.80% for the third quarter of 2019, up 7 basis points from 3.73% during the same quarter in 2018.

Operating performance
Noninterest income totaled $100.9 million for the third quarter of 2019, compared to $94.5 million for the same quarter of 2018. Noninterest expense was $270.4 million for the third quarter of 2019, compared to $267.5 million during the same quarter of 2018.

Loans and credit quality
Total loans grew to $27.20 billion, an increase of $0.47 billion, or an annualized increase of 7.0% since June 30, 2019. Total loans grew by $2.31 billion, or 9.3% since September 30, 2018. The net charge-off ratio was 0.10% for the third quarter of 2019, consistent with the same quarter in 2018.

Deposits	Total deposits grew to $32.74 billion, an increase of $0.02 billion, or by 0.3% since June 30, 2019. Total deposits grew by $2.58 billion, or 8.6% since September 30, 2018.

Capital
BancShares repurchased 295,900 shares of its Class A common stock during the third quarter of 2019 totaling approximately $135.4 million. At September 30, 2019, BancShares remained well capitalized with a total risk-based capital ratio of 13.1%, a Tier 1 risk-based capital ratio and common equity Tier 1 ratio of 11.8%, and a leverage ratio of 9.2%.

RECENT MERGER ACTIVITY
On September 24, 2019, BancShares’ bank subsidiary, First-Citizens Bank & Trust Company (First Citizens Bank), entered into a definitive merger agreement for the acquisition of Duluth, Georgia-based Community Financial and its bank subsidiary, Gwinnett Community Bank. The agreement has been unanimously approved by the boards of directors of both companies. Under the terms of the agreement, cash consideration of $2.3 million will be paid to the shareholders of Community Financial. The transaction is anticipated to close during the first quarter of 2020, subject to the receipt of regulatory approvals, approval of the Community Financial shareholders and the satisfaction of other customary closing conditions. As of June 30, 2019, Community Financial reported $223 million in consolidated assets, $146 million in loans and $206 million in deposits.
NET INTEREST INCOME
Net interest income for third quarter of 2019 totaled $336.4 million, an increase of $29.1 million, or 9.5%, compared to the third quarter of 2018. The taxable-equivalent NIM was 3.80% in the third quarter of 2019, an increase of 7 basis points from 3.73% for the same quarter in the prior year. The primary drivers of the income and margin growth were a $42.8 million increase in interest and fees on loans due to a rise in average loans outstanding, along with a 26 basis point increase in the loan yield. This growth was partially offset by an increase of $16.6 million in deposit interest expense, driven by a 33 basis point increase in deposit rates, primarily due to time deposits and money markets as well as an increase in the average deposits outstanding.
Net interest income for the nine months ended September 30, 2019, totaled $984.2 million, an increase of $96.2 million, or 10.8%, compared to the same period of 2018. The taxable-equivalent NIM was 3.83% for the nine months ended September 30, 2019, an increase of 18 basis points from 3.65% for the same period in the prior year. Similar to the discussion above, the primary driver of the growth was an increase in interest income on loans, partially offset by increased interest expense on deposits. Interest and fees on loans grew $123.8 million due to a rise in average loans outstanding and a 27 basis point increase in the loan yield. This growth was partially offset by a $40.4 million increase in interest expense on deposits due to interest-bearing deposit balance growth coupled with a 27 basis point increase in deposit rates, largely due to time deposits and money markets.
Although net interest margin has expanded in recent periods, management does not believe this trend will continue as new loan yields are declining due to changes in forward rate expectations and increased competition. This trend will likely result in margin compression for the remainder of 2019 and 2020.
PROVISION FOR LOAN AND LEASE LOSSES
BancShares recorded net provision expense of $6.8 million and $23.7 million for the three and nine months ended September 30, 2019, respectively, as compared to $0.8 million and $16.9 million, respectively, for the same periods in 2018. The fluctuations in provision expense are primarily due to methodology enhancements made to the allowance calculation in the third quarter of 2018 which resulted in reductions to provision expense for 2018, as well as differences in loan growth and portfolio credit quality. The net charge-off ratio was 0.10% for the three and nine months ended September 30, 2019, compared to 0.10% for the three months ended September 30, 2018, and 0.11% for the nine months ended September 30, 2018.
NONINTEREST INCOME
Noninterest income for the third quarter of 2019 totaled $100.9 million, an increase of $6.4 million compared to the third quarter of 2018. Noninterest income, excluding gains on extinguishment of debt, realized gains on debt securities sales and fair value adjustments on marketable equity securities, was $100.8 million for three months ended September 30, 2019, compared to $90.0 million for the same period in 2018. The $10.8 million increase was primarily driven by an increase in other income of $3.6 million due largely to recoveries on acquired loans, a $3.3 million increase in mortgage income, and modest increases in cardholder services income and service charges on deposit accounts.

Noninterest income for the first nine months of 2019 totaled $311.5 million, a decrease of $6.7 million compared to the same period of 2018. Noninterest income, excluding gains on extinguishment of debt, realized gains on debt securities sales and fair value adjustments on marketable equity securities, totaled $291.1 million for the nine months ended September 30, 2019, compared to $282.4 million for the same period in 2018. This increase was driven primarily by a $6.7 million increase in cardholder services largely as a result of increased transaction volume, along with a $3.1 million increase in mortgage income.
NONINTEREST EXPENSE
Noninterest expense totaled $270.4 million for the third quarter of 2019, a $2.9 million increase compared to the same period in 2018. The increase was largely driven by a $4.0 million increase in personnel-related expenses primarily due to increased salaries and wages as a result of merit increases and personnel additions from acquisitions, a $2.9 million increase in equipment expenses and a $2.8 million increase in merger-related expenses due to recent acquisition activity. Offsetting these increases were a $2.7 million reduction in FDIC insurance expense as the large bank surcharge was eliminated in the fourth quarter of 2018 and a $3.8 million decline in other expenses driven primarily by recoveries of previously recorded legal fees.
Noninterest expense totaled $811.5 million for the first nine months of 2019, a $9.9 million increase compared to the same period of 2018. The increase was largely driven by a $13.9 million increase in salaries and wages as a result of merit increases and increased headcount from acquisitions, a $8.0 million increase in equipment expenses and a $5.6 million increase in merger-related expenses due to recent acquisition activity. Offsetting these increases were a $8.6 million reduction in FDIC insurance expense, a $6.5 million decline in other expenses driven by legal fees, and a $2.7 million decrease in collection and foreclosure-related expenses.
INCOME TAXES
Income tax expense totaled $35.4 million and $16.2 million for the third quarter of 2019 and 2018, respectively, representing effective tax rates of 22.1% and 12.1% for the respective periods. The effective tax rate for the third quarter of 2019 was impacted by the 2018 tax return true-ups, while the effective rate decrease for the third quarter of the prior year was primarily due to the recognition of a tax benefit resulting from the Tax Act.
Income tax expense totaled $105.0 million and $76.8 million for the first nine months of 2019 and 2018, respectively, representing effective tax rates of 22.8% and 19.8% for the respective nine month periods. Factors impacting the year-to-date effective tax rate are the same as those noted above.
LOANS AND DEPOSITS
At September 30, 2019, loans totaled $27.20 billion, an increase of $0.47 billion, or an annualized increase of 7.0% since June 30, 2019. The loan growth was primarily focused in the commercial portfolios. Total loans have increased $1.67 billion since December 31, 2018, largely due to acquisitions in the second quarter of 2019. Excluding acquired loans of $1.02 billion, total loans increased $0.66 billion since December 31, 2018, or by 3.4% on an annualized basis.
At September 30, 2019, deposits totaled $32.74 billion, an increase of $0.02 billion, or an annualized increase of 0.3% since June 30, 2019. Total deposits have increased $2.07 billion since December 31, 2018. Excluding acquired deposits of $1.02 billion, total deposits increased $1.05 billion since December 31, 2018, or by 4.6% on an annualized basis.
ALLOWANCE FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $226.8 million at September 30, 2019, compared to $226.6 million at June 30, 2019. The allowance as a percentage of total loans was 0.83% at September 30, 2019, compared to 0.85% at June 30, 2019 and 0.88% at December 31, 2018.
NONPERFORMING ASSETS
BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned, were $155.9 million or 0.57% of total loans at September 30, 2019, compared to $151.2 million or 0.57% of total loans at June 30, 2019.

SHARES REPURCHASED
During the third quarter of 2019, BancShares repurchased 295,900 shares for $135.4 million at an average cost per share of $457.65. During the first nine months of 2019, BancShares repurchased a total of 744,400 shares of Class A common stock for $325.9 million at an average cost per share of $437.84. During the three and nine months ended September 30, 2018, BancShares repurchased a total of 125,000 shares of Class A common stock for $58.1 million at an average cost per share of $464.68. All Class A common stock repurchases completed in 2019 and 2018 were consummated under previously approved authorizations.
On October 29, 2019, the Board authorized share repurchases of up to 500,000 of BancShares' Class A common stock for the period November 1, 2019 through January 31, 2020. This authority will supersede all previously approved authorities.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of September 30, 2019, BancShares had total assets of $37.75 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS
The discussions included in this Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Registrant and its management about future events. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those described in the statements. The accuracy of such forward-looking statements could be affected by factors beyond the Registrant’s control, including, but not limited to, the financial success or changing conditions or strategies of the Registrant’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of our previously announced acquisition transaction(s), the failure to realize the anticipated benefits of our previously announced acquisition transaction(s), or general competitive, economic, political, and market conditions. These forward-looking statements are made only as of the date of this Press Release, and the Registrant undertakes no obligation to revise or update these statements following the date of this Press Release, except as may be required by law.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share data; unaudited)	For the three months ended			Nine months ended September 30
	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
SUMMARY OF OPERATIONS
Interest income	$362,318	$350,721	$315,706	$1,049,963	$912,184
Interest expense	25,893	23,373	8,344	65,718	24,166
Net interest income	336,425	327,348	307,362	984,245	888,018
Provision for loan and lease losses	6,766	5,198	840	23,714	16,883
Net interest income after provision for loan and lease losses	329,659	322,150	306,522	960,531	871,135
Noninterest income	100,930	106,875	94,531	311,468	318,142
Noninterest expense	270,425	273,397	267,537	811,479	801,593
Income before income taxes	160,164	155,628	133,516	460,520	387,684
Income taxes	35,385	36,269	16,198	105,023	76,844
Net income	$124,779	$119,359	$117,318	$355,497	$310,840
Taxable-equivalent net interest income	$337,322	$328,201	$308,207	$986,896	$890,476
PER SHARE DATA
Net income per share	$11.27	$10.56	$9.80	$31.50	$25.91
Cash dividends per share	0.40	0.40	0.35	1.20	1.05
Book value at period-end	327.86	319.74	294.40	327.86	294.40
CONDENSED BALANCE SHEET
Cash and due from banks	$288,933	$284,147	$262,525	$288,933	$262,525
Overnight investments	949,899	1,640,264	943,025	949,899	943,025
Investment securities	7,167,680	6,695,578	7,040,674	7,167,680	7,040,674
Loans and leases	27,196,511	26,728,237	24,886,347	27,196,511	24,886,347
Less allowance for loan and lease losses	(226,825)	(226,583)	(219,197)	(226,825)	(219,197)
Other assets	2,372,126	2,533,451	2,041,285	2,372,126	2,041,285
Total assets	$37,748,324	$37,655,094	$34,954,659	$37,748,324	$34,954,659
Deposits	$32,743,277	$32,719,671	$30,163,537	$32,743,277	$30,163,537
Other liabilities	1,436,565	1,360,810	1,292,109	1,436,565	1,292,109
Shareholders’ equity	3,568,482	3,574,613	3,499,013	3,568,482	3,499,013
Total liabilities and shareholders’ equity	$37,748,324	$37,655,094	$34,954,659	$37,748,324	$34,954,659
SELECTED PERIOD AVERAGE BALANCES
Total assets	$37,618,836	$37,049,030	$34,937,175	$36,770,191	$34,628,652
Investment securities	6,956,981	6,803,570	7,129,089	6,851,348	7,091,456
Loans and leases	26,977,476	26,597,242	24,698,799	26,368,922	24,193,870
Interest-earning assets	35,293,979	34,674,842	32,886,276	34,473,814	32,627,578
Deposits	32,647,264	32,100,210	30,237,329	31,856,771	29,939,492
Interest-bearing liabilities	20,551,393	20,397,445	18,783,160	20,204,705	18,899,001
Shareholders’ equity	3,580,235	3,546,041	3,470,368	3,545,418	3,401,450
Shares outstanding	11,060,462	11,286,520	11,971,460	11,286,984	11,997,281
SELECTED RATIOS
Annualized return on average assets	1.32%	1.29%	1.33%	1.29%	1.20%
Annualized return on average equity	13.83	13.50	13.41	13.41	12.22
Taxable-equivalent net interest margin	3.80	3.79	3.73	3.83	3.65
Efficiency ratio (1)	61.9	64.3	67.3	63.6	68.5
Tier 1 risk-based capital ratio	11.8	12.0	13.2	11.8	13.2
Common equity Tier 1 ratio	11.8	12.0	13.2	11.8	13.2
Total risk-based capital ratio	13.1	13.3	14.6	13.1	14.6
Leverage capital ratio	9.2	9.4	10.1	9.2	10.1
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, acquisition gains, one-time gains on extinguishment of debt, and fair market value adjustment on marketable equity securities from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Nine months ended September 30
(Dollars in thousands, unaudited)	September 30, 2019	June 30, 2019	September 30, 2018	2019	2018
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$226,583	$228,775	$224,865	$223,712	$221,893
Provision (credit) expense for loan and lease losses:
PCI loans (1)	(1,476)	(637)	(1,514)	(2,277)	1,000
Non-PCI loans (1)	8,242	5,835	2,354	25,991	15,883
Net charge-offs of loans and leases:
Charge-offs	(9,647)	(10,602)	(9,447)	(30,403)	(28,856)
Recoveries	3,123	3,212	2,939	9,802	9,277
Net charge-offs of loans and leases	(6,524)	(7,390)	(6,508)	(20,601)	(19,579)
ALLL at end of period	$226,825	$226,583	$219,197	$226,825	$219,197
ALLL at end of period allocated to loans and leases:
PCI	$6,867	$8,343	$10,909	$6,867	$10,909
Non-PCI	219,958	218,240	208,288	219,958	208,288
ALLL at end of period	$226,825	$226,583	$219,197	$226,825	$219,197
Reserve for unfunded commitments	$1,097	$1,149	$1,089	$1,097	$1,089
SELECTED LOAN DATA
Average loans and leases:
PCI	$530,390	$544,250	$652,983	$551,065	$689,482
Non-PCI	26,379,156	25,995,212	24,045,816	25,762,098	23,504,388
Loans and leases at period-end:
PCI	513,589	551,447	638,018	513,589	638,018
Non-PCI	26,682,922	26,176,790	24,248,329	26,682,922	24,248,329
RISK ELEMENTS
Nonaccrual loans and leases	$109,645	$104,975	$86,949	$109,645	$86,949
Other real estate	46,253	46,236	43,601	46,253	43,601
Total nonperforming assets	$155,898	$151,211	$130,550	$155,898	$130,550
Accruing loans and leases 90 days or more past due	$27,534	$32,787	$40,713	$27,534	$40,713
RATIOS
Net charge-offs (annualized) to average loans and leases	0.10	0.11	0.10	0.10	0.11
ALLL to total loans and leases:
PCI	1.34	1.51	1.71	1.34	1.71
Non-PCI	0.82	0.83	0.86	0.82	0.86
Total	0.83	0.85	0.88	0.83	0.88
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.57	0.57	0.52	0.57	0.52
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$26,977,476	$315,621	4.65%	$26,597,242	$303,803	4.58%	$24,698,799	$272,868	4.39%
Investment securities:
U. S. Treasury	834,577	5,262	2.50	1,150,001	6,770	2.36	1,504,594	7,104	1.87
Government agency	628,322	4,742	3.02	383,700	3,034	3.16	129,634	840	2.59
Mortgage-backed securities	5,195,711	27,891	2.15	4,979,160	28,130	2.26	5,266,282	29,160	2.21
Corporate bonds	149,888	1,912	5.10	147,669	1,931	5.23	121,855	1,609	5.28
State, county and municipal	—	—	—	334	1	1.81	—	—	—
Other investments	148,483	636	1.70	142,706	625	1.76	106,724	249	0.93
Total investment securities	6,956,981	40,443	2.32	6,803,570	40,491	2.38	7,129,089	38,962	2.18
Overnight investments	1,359,522	7,151	2.09	1,274,030	7,280	2.29	1,058,388	4,721	1.77
Total interest-earning assets	$35,293,979	$363,215	4.09%	$34,674,842	$351,574	4.06%	$32,886,276	$316,551	3.83%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$5,328,855	$500	0.04%	$5,366,731	$445	0.03%	$5,177,349	$319	0.02%
Savings	2,636,583	528	0.08	2,658,974	527	0.08	2,506,421	210	0.03
Money market accounts	8,121,643	7,619	0.37	8,031,608	6,624	0.33	7,878,484	2,455	0.12
Time deposits	3,523,658	13,090	1.47	3,371,402	11,561	1.38	2,367,980	2,163	0.36
Total interest-bearing deposits	19,610,739	21,737	0.44	19,428,715	19,157	0.40	17,930,234	5,147	0.11
Securities sold under customer repurchase agreements	533,371	542	0.40	556,374	515	0.37	547,385	398	0.29
Other short-term borrowings	23,236	203	3.50	40,513	278	2.72	43,720	287	2.57
Long-term borrowings	384,047	3,411	3.51	371,843	3,423	3.64	261,821	2,512	3.77
Total interest-bearing liabilities	$20,551,393	$25,893	0.50	$20,397,445	$23,373	0.46	$18,783,160	$8,344	0.18
Interest rate spread			3.59%			3.60%			3.65%
Net interest income and net yield on interest-earning assets		$337,322	3.80%		$328,201	3.79%		$308,207	3.73%
(1) Loans and leases include PCI and non-PCI loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0%, as well as state income tax rates of 3.4% for all periods presented. The taxable-equivalent adjustment was $897, $853 and $845 for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively.